Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims ( this “Agreement”) is made by and between James Rhyu, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”) and Stride, Inc., including its subsidiaries, successors and assigns (“Stride,” “Company” or “Employer”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Parties have previously entered into that certain Employment Agreement (as defined below) and that certain Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement (as defined below);

WHEREAS, Employee has resigned his employment and from his positions as Chief Executive Officer and as Chair of the Board of Directors (the “Board”) of the Company, in each case effective July 29, 2026; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company and any of the Releasees (as defined below).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 2 below, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.Last Day of Employment. Employee’s last day of employment was July 29, 2026 (the “Separation Date”). The parties acknowledge and agree that all amounts payable under this Agreement are intended to fit within the “short term deferral” exception under Section 409A of the Internal Revenue Code or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions.
2.Consideration. In consideration for Employee’s signing this Agreement within the time period set forth herein and allowing it to become effective, and Employee’s compliance with its terms and the terms of the Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, Stride agrees:
a.to continue to pay Employee’s current annual base salary (at a rate of $1,000,000 per annum) for a period of twenty-four (24) months following the Separation Date, which shall be payable, less standard payroll deductions and withholding, in equal installments at the same time and in the same manner as such base salary was paid prior to the Separation Date; provided, that any payments required to be made prior to the thirtieth (30th) day following the Separation Date (the “First Pay Date”) shall be paid in a single lump sum on the first regularly scheduled payroll date on or following the First Pay Date;

b.to pay an amount equal to Employee’s annual bonus earned for the 2026 fiscal year based on actual performance (as determined by the Board or Compensation Committee of the Board in good faith), less standard payroll deductions and withholding, payable as soon as practicable after the Separation Date;
c.to pay an amount equal to Employee’s annual bonus for the 2027 fiscal year, prorated for the portion of the 2027 fiscal year that has elapsed as of the Separation Date, based on actual performance (as determined by the Board or Compensation Committee of the Board in good faith), less standard payroll deductions and withholding, payable after the end of the 2027 fiscal year and at the same time as annual performance bonus payments are made to other senior executives of Stride, but in all events prior to September 15, 2027;
d.to provide reimbursement (or direct payment to the carrier) for the Company-paid portion of the applicable premiums for Employee and Employee’s covered dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (at the same cost sharing levels as in effect for similarly-situated active employees), less standard payroll deductions and withholding (if any), for the medical, dental and vision plan benefits in which Employee was enrolled (if any) on the Separation Date, for a period commencing immediately upon the Separation Date and ending on the earliest of (i) the twelve (12) month anniversary of the Separation Date, (ii) the date that Employee and/or Employee’s covered dependents become no longer eligible for COBRA, and (iii) the date Employee becomes eligible to receive healthcare coverage from a subsequent employer (and Employee agrees to promptly notify Stride of such eligibility); subject to the conditions precedent that Employee returns all required forms and information to elect the COBRA benefit within the time period defined by regulation and Employee timely pays the remaining amounts due for the COBRA coverage; and
e.to permit Employee to continue to vest in (i) those time-based Company restricted stock awards Employee held as of the Separation Date scheduled to vest in August 2026 pursuant to their terms (consisting of 44,187 shares of Company restricted stock in the aggregate) and (ii) the performance stock units granted to Employee on August 18, 2023 and held by Employee as of the Separation Date that are eligible to vest, based on actual performance, on certification of the Company’s operating income for the performance period that ended on June 30, 2026, pursuant to their terms (consisting of 265,340 performance stock units earned based on actual performance) (and, for the avoidance of doubt, all of Employee’s outstanding Company restricted stock awards and performance stock units as of the Separation Date, other than those that remain eligible to vest under this clause (e), were forfeited as of the Separation Date).

For avoidance of doubt, it is agreed that Employee is not required to seek or accept other employment, or otherwise to mitigate damages, as a condition to the receipt of any of the compensation described in this Section 2, and that such compensation is not subject to offset by any compensation or other amounts Employee may receive from other sources.

3.No Consideration Absent Execution of and Compliance With this Agreement. Employee understands and agrees that Employee would not receive the additional monies and/or benefits specified in Section 2 above, except for Employee’s execution and non-revocation of this Agreement and the fulfillment of the promises contained herein.

4.Release of All Claims. Employee knowingly and voluntarily fully releases and forever discharges Stride, its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors, shareholders and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted (“Claims”), which the Employee has or may have against Releasees as of the date of execution of this Agreement, under any and all theories of law, including but not limited to:
■	any and all claims relating to or arising out of Employee’s employment at Stride and the separation from that employment, including any claims for any compensation, wages, and bonuses to which Employee claims to be entitled to receive from Stride;
■	any and all claims for any form of discrimination, harassment or retaliation on the basis of age, sex, race, color, religion, genetic information, veteran status, marital status, or disability; or any failure to prevent such discrimination, harassment, retaliation on the basis of age, sex, race, color, religion, marital status or disability in violation of Title VII of the U.S. Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991, §§ 1981-1988 of Title 42 of the United States Code; or the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq;
■	any and all claims for any form of age discrimination, harassment or retaliation (or any claim for failure to prevent such discrimination, harassment or retaliation) prohibited under the Age Discrimination in Employment Act of 1967, as amended, or the Older Workers’ Benefit Protection Act (OWBPA);
■	any and all claims for violation of any other federal, state, county or municipal law, statute, regulation, rule, or ordinance, except when not permitted by applicable law, including but not limited to claims for violating any provision of the United States Occupational Safety and Health Act; the Employee Retirement Income Security Act of 1974 (except for any vested benefits under any tax qualified benefit plan); the Immigration Reform and Control Act of 1986; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Equal Pay Act; the Genetic Information Nondiscrimination Act of 2008; the Virginia Human Rights Act (VHRA); the Virginians with Disabilities Act (VDA); the Virginia Equal Pay Act; the Virginia Genetic Testing Law; the Virginia Occupational Safety and Health Act (VOSH Act); the Virginia Fraud Against Taxpayers Act; the Virginia Minimum Wage Act; the Virginia Wage Payment Act; the Virginia Whistleblower Protection Law (Va. Code Ann. § 40.1-27.3); the Virginia Right-to-Work Law; and the Virginia Military Leave Law;

■	any and all public policy, tort, contract or other common law claims, including but not limited to breach of any implied or express contract, breach of any implied covenant of good faith and fair dealing, misrepresentation, wrongful termination in violation of public policy, constructive termination, intentional infliction of emotional distress, assault, battery, defamation, any form of negligence, fraud, deceit, false promise, intentional interference with prospective economic relations, negligent interference with prospective economic relations, or retaliation;
■	any and all claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and
■	any and all claims for recovering costs, fees, or other expenses, including attorneys’ fees, incurred in these matters.

If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.

5.Claims Not Released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as of the Separation Date, pursuant to the written terms of Stride health, welfare, or retirement benefit plans, Employee’s right to indemnification by the Company or any of its affiliates pursuant to contract, the Company’s governing instruments, or applicable law, or Employee’s rights as a shareholder of the Company.
6.	Representations and Warranties.

Employee represents and warrants that Employee has not previously filed, and will not hereafter file or cause or permit to be filed on Employee’s behalf, any lawsuits or any charges,

complaints, petitions, or other accusatory pleadings or statements against any of the Releasees in any court, with any governmental agency, or in any other forum based upon, arising out of or related in any way to Employee’s employment with or severance of employment with Stride. Employee acknowledges that Employee has been informed under this Agreement that an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also acknowledges that Employee has been informed under this Agreement that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to their attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Employee understands and agrees that the filing of any action, other than one to collect the consideration promised hereunder or as explicitly permitted in this Agreement, would be a material breach of this Agreement and would make Employee liable for the repayment of all consideration paid to Employee. It is understood that the remainder of this Agreement would, nevertheless, remain in full force and effect.

Employee represents and warrants that neither Stride nor its legal counsel has made any representations regarding the proper tax treatment of the consideration set out in Section 2.

Employee represents and warrants that Employee has been granted all leave to which Employee was entitled under the Family and Medical Leave Act, the Americans with Disabilities Act or related state or local leave or disability accommodation laws.

Employee represents and warrants that Employee has no known work-related injuries or occupational diseases.

Employee represents and warrants that Employee has not been retaliated against for reporting any allegations of wrongdoing by Releasees, including any allegations of corporate fraud.

Employee represents and warrants that Employee has no knowledge of any facts that would give rise to any claim that could be brought by or on behalf of any federal, state, or local agency with respect to Stride.

Employee represents and warrants that all of Employer’s decisions regarding Employee’s employment and separation therefrom (including but not limited to pay and benefits) through the date of Employee’s separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

Employee represents and warrants that Employee has been paid at least the minimum wage to which Employee was entitled.

Employee represents and warrants that Employee has received all paid sick leave to which Employee was entitled.

Employee represents and warrants that during the period from the Separation Date and ending eighteen (18) months thereafter, for the consideration provided hereunder, Employee agrees to cooperate with and assist Stride in any audits, internal investigations or administrative, judicial or other proceedings without additional compensation.

Employee represents and warrants that Employee has submitted to Stride all expenses for which Employee believes Employee is entitled to reimbursement and that Employee has received reimbursement for all such expenses.

Employee represents and warrants that Employee has been paid or has received all compensation, wages, bonuses and/or benefits which are due and payable to Employee as of the date Employee signs this Agreement, except as otherwise expressly provided in this Agreement.

7.	Restrictive Covenants.
a.Employee acknowledges his prior execution of that certain (i) Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement (the “Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement”) and (ii) Agreement to Arbitrate (the “Agreement to Arbitrate”), each of which were executed by Employee in connection with his employment with the Company. Employee expressly acknowledges and agrees that the Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement and Agreement to Arbitrate remain in full force and effect in accordance with their terms and such agreements are expressly incorporated herein by reference. In addition, during the period in which Employee is receiving any compensation from the Company (including and no less than the severance period specified in Section 2(a) above) and for a twelve (12)-month period thereafter, Employee shall not engage in, or be employed by, a business or organization that renders the same or similar services as the Company or otherwise competes with the Company or its business. In applying this non-competition provision, the Company will not unreasonably withhold its consent for future employment with entities that are not direct competitors or do not offer substantially the same or similar services as the Company.
b.Employee represents and warrants that no later than the Separation Date Employee has returned or will return to Stride all Stride equipment and property (and, all equipment and property of Stride’s customers and vendors) that was in the Employee’s care, custody or control. “Property” as used in this Agreement includes, but is not limited to, hard-copy files, electronic files, data compilations, correspondence, calendar appointments and responses, e-mails (including attachments), voice mails, education records (as defined in the Family

Educational Rights and Privacy Act), images, video files, video-conference records, personal working files and notes, text messages, and electronic messages sent or received via electronic messaging applications, without regard to whether such items (tangible or intangible) are located at Employee’s home, off-site storage, personal or work computers, cell phones, laptops, tablets, and desktops, “cloud” storage, network storage, portable hard drives, disks, CD-ROM or flash drives, personal e-mail accounts, personal software and app accounts, personal phone accounts or any other location. Notwithstanding the foregoing, Employee and the Company agree that Employee may retain Stride computers disclosed by Employee to the Company, subject to the Company’s remote removal of all user data from such devices.

c.Employee represents and warrants that Employee is in possession of all of Employee’s property that Employee had at Stride’s premises and that Stride is not in possession of any of Employee’s property.
d.Employee represents and warrants that Employee will not make any negative, disparaging, detrimental or derogatory comments about the Releasees or otherwise communicate with investors or other third parties regarding the business of the Company. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements on social media or the internet, or to any person or entity including, but not limited to, the press and/or media, current or former employees of the Company, significant shareholders of the Company, or any entity with whom the Company has a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Releasees (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Releasees. This does not in any way restrict or impede the Employee from exercising protected rights, including rights under federal securities laws or the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the General Counsel at Stride, Inc., 11720 Plaza America Drive, Reston, VA 20190.
8.Agreement to Arbitrate. Employer and Employee agree that any dispute, claim or controversy that may arise, whether before, on or after the date of execution of this Agreement, between them arising from or relating to Employee’s employment or the termination of Employee’s employment shall be resolved pursuant to the Agreement to Arbitrate. However, nothing in this Agreement or the Agreement to Arbitrate will limit the right of either party to bring a motion or petition in either federal or state court to compel arbitration pursuant to the terms of this Agreement or the Agreement to Arbitrate, or to have judgment entered on any award or determination of an arbitrator resulting from an arbitration conducted pursuant to the Agreement to Arbitrate.
9.Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws provisions. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

10.Effective Date. Employee has seven (7) calendar days after Employee signs this Agreement to revoke it, and this Agreement will become effective on the day immediately following the seventh (7th) calendar day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date. Any revocation within this seven (7) calendar day period must be submitted, in writing, to the General Counsel of Stride and state, “I hereby revoke my acceptance of our Separation Agreement and Release of All Claims.” The revocation must be personally delivered to the General Counsel or his designee, or mailed to General Counsel, Stride, Inc., 11720 Plaza America Drive, Reston, VA 20190 and postmarked within seven (7) calendar days after Employee signs this Agreement.
11.Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Employee or Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
12.Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.
13.Entire Agreement. This Agreement, the Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement and the Agreement to Arbitrate set forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, including that certain employment letter agreement dated February 25, 2022, between the Parties, as amended by that certain First Amendment to the Employment Agreement between the Parties dated March 25, 2025 (together, the “Employment Agreement”), except: (a) the Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement; (b) Employee’s Inventions Owned Prior to Employment Agreement, (c) Employee’s Agreement to Arbitrate, and (d) Section 11.1 and Section 18 of the Employment Agreement, each of which is incorporated herein by reference and shall continue to apply following the Separation Date. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Employee conflicts with any provision of this Agreement, the Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement and the Agreement to Arbitrate, the provision of this Agreement, the Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement and the Agreement to Arbitrate, as applicable, shall control and prevail.

14.No Assignment of Claims/No Bankruptcy. Employee stipulates that Employee has not sold, assigned or transferred any of the claims that Employee is releasing, and Employee agrees to indemnify and defend Stride from any and all claims brought against Stride by anyone to whom Employee has assigned, sold or transferred any such claims. Employee represents that, as of the date on which Employee signs this Agreement, Employee has not filed for bankruptcy.
15.Agreement Voluntarily Entered Into. Employee acknowledges that Employee has had the right and opportunity to review the terms and meaning of this Agreement with an attorney. Employee further acknowledges Employee has carefully read and fully understands all of the provisions of this Agreement. Employee voluntarily and of free will enters into this Agreement.
16.Execution in Counterparts. This Agreement may be executed in counterparts and by facsimile transmission of signatures. The parties agree their signatures on the facsimile transmissions or via PDF attachment shall be fully binding upon them in the same manner as if the parties had each signed the same original document.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. IN THE EVENT EMPLOYEE DOES NOT EXECUTE AND RETURN THIS AGREEMENT BY SUCH DATE AND TIME, THIS AGREEMENT SHALL NOT TAKE EFFECT AND EMPLOYEE SHALL NOT BE ELIGIBLE FOR THE SEVERANCE BENEFITS HEREUNDER. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

THIS AGREEMENT APPLIES TO ANY RIGHTS OR CLAIMS THAT WERE OR COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF EMPLOYEE AS OF THE DATE THIS AGREEMENT WAS EXECUTED, AND DOES NOT PERTAIN TO ANY EVENTS THAT MAY TAKE PLACE BETWEEN THE PARTIES SUBSEQUENT TO THE EXECUTION OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT BY MUTUAL AGREEMENT BETWEEN EMPLOYEE AND STRIDE DOES NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL CONSIDERATION AND REVOCATION PERIODS, EXCEPT AS EXPRESSLY SET FORTH HEREIN.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

[Signature Page Follows]

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Employee		Stride, Inc.

By:

By:	James Rhyu		Greerson G. McMullen, Sr.
Executive Vice President, General Counsel & Secretary

Date:	September 11, 2026	Date:

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Employee		Stride, Inc.

By:		By:
	James Rhyu		Greerson G. McMullen, Sr.
Executive Vice President, General Counsel & Secretary

Date:		Date:	September 21, 2026